Prospectus Supplement No. 13	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated March 5, 2025)	Registration No. 333-284585

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 13 (this “Prospectus Supplement”) to our Prospectus, dated March 5, 2025 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 5,005,014 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on June 6, 2025. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 6, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 5, 2025
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 8.01 Other Events

Adjustment to Conversion Price of 7.00% Subordinated Convertible Notes due 2031

Item 8.01 of this Current Report on Form 8-K as to the redemptions by the holders of Wheeler Real Estate Investment Trust, Inc.’s (the “Company”) Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) is incorporated herein by reference.

Prior to June 5, 2025, the conversion price for the Company’s 7.00% Subordinated Convertible Notes due 2031 (the “Notes”) was approximately $4.71 per share of the Company’s common stock, par value $0.01 (“Common Stock”) (approximately 5.31 shares of Common Stock for each $25.00 of principal amount of the Notes being converted).

For the June redemptions, the lowest price at which any Series D Preferred Stock was converted by a holder thereof into Common Stock was approximately $5.13. Accordingly, pursuant to Section 14.02 (Optional Conversion) of the indenture governing the Notes, the conversion price for the Notes was further adjusted to approximately $2.82 per share of Common Stock (approximately 8.87 shares of Common Stock for each $25.00 of principal amount of the Notes being converted), representing a 45% discount to $5.13.

Results of June 2025 Series D Preferred Stock Redemptions

•The 21st monthly “Holder Redemption Date” occurred on June 5, 2025.
•The Company processed 2 redemption requests from holders of its Series D Preferred Stock, collectively redeeming 1,100 shares of Series D Preferred Stock for a redemption price of approximately $41.34 per share ($25.00 per share plus the amount of all accrued but unpaid dividends to and including the June 5, 2025 Holder Redemption Date) (the “Redemption Price”).
•The Company settled the aggregate Redemption Price through the issuance of 8,871 shares of its Common Stock.
•The volume weighted average of the closing sales price, as reported on the Nasdaq Capital Market, per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the June 5, 2025 Holder Redemption Date was approximately $5.13.

Cumulative Series D Preferred Stock Redemption Information

•To date, the Company has processed 351 redemption requests, collectively redeeming 1,641,003 shares of Series D Preferred Stock.
•The Company has issued approximately 235,500 shares of its Common Stock in settlement of all such redemption requests in the aggregate.
•As of June 5, 2025, the Company had 558,209 shares of Common Stock and 1,789,404 shares of Series D Preferred Stock outstanding.

July 2025 Redemptions

•The deadline for the next monthly round of Series D Preferred Stock redemptions is June 25, 2025.
•The next monthly Holder Redemption Date will occur on July 7, 2025 (the "July Redemption Date").

•Based on historical amounts of monthly redemption requests, it is very possible that the Company will not have enough shares of registered Common Stock from its current registration statement to settle redemption requests on the July Redemption Date.
•The Company plans to file a new registration statement to register additional shares of Common Stock to cover future monthly redemption requests but there can be no assurance that it will be declared effective in advance of the July Redemption Date.
•If the new registration statement is not effective by the July Redemption Date, the Company would likely issue unregistered Common Stock to settle redemption requests OR delay delivery of registered Common Stock pending SEC clearance of the new registration statement.

•Required redemption forms and a list of frequently asked questions can each be found on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "will, "anticipates," "possible," "likely," and "plans," or the negative of such terms, or other comparable terminology, and include statements about the Company's intentions to file a registration statement and the effectiveness thereof. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Crystal Plum
Name: Crystal Plum
Title: Chief Financial Officer

Dated: June 6, 2025